Exhibit 2.1

FIRST AMENDMENT TO TRANSACTION AGREEMENT
This FIRST AMENDMENT TO TRANSACTION AGREEMENT, dated as of July 3, 2018 (this “Amendment”), is made by and among StarTek, Inc., a Delaware corporation (“Public Company”), CSP Alpha Midco Pte Ltd, a Singapore private limited company (“Private Company”) and CSP Alpha Holdings Parent Pte Ltd, a Singapore private limited company (the “Stockholder”).
W I T N E S S E T H:
WHEREAS, Public Company, Private Company and the Stockholder are parties to the Transaction Agreement, dated as of March 14, 2018, (the “Transaction Agreement”); and
WHEREAS, pursuant to and in accordance with Sections 8.4 and 8.6 of the Transaction Agreement, the parties hereto desire to amend the Transaction Agreement, as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows (all capitalized terms used but not defined herein shall have the meanings specified in the Transaction Agreement):
Section 1.Amendments to the Purchase Agreement.

(a)Clause (iv) of the second “WHEREAS” clause is hereby amended and restated to read in its entirety as follows:

“in addition to the Sale (as defined herein) and Issuance (as defined herein), the Stockholder shall purchase, for two million US dollars (US$2,000,000) (as may be adjusted pursuant to Section 1.6(c) and further adjusted for stock splits, consolidation and other similar corporate events, the “Additional Cash Payment”), additional shares of Public Company Common Stock at a price of $12.00 per share of Public Company Common Stock;”
(b)Section 1.3 of the Transaction Agreement is hereby amended and restated to read in its entirety as follows:

“1.3    Additional Cash Payment and Additional Shares. In addition to the Sale and Issuance, at the Closing, the Stockholder shall purchase from Public Company for the Additional Cash Payment, and the Public Company shall issue and deliver to the Stockholder or its designee, one hundred and sixty-six thousand, six hundred and sixty-seven (166,667) shares of Public Company Common Stock (as may be adjusted pursuant to Section 1.6(c) and further adjusted for stock splits, consolidation and other similar corporate events, the “Additional Shares”).”
(c)The first sentence of Section 1.4 of the Transaction Agreement is hereby amended and restated to read in its entirety as follows:

“Subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII, the closing of the Transactions (the “Closing”) will take place on July 20, 2018 at the offices of Jenner & Block LLP, 353 N. Clark St., Chicago, Illinois 60654, unless another date, place or time is agreed to in writing by Public Company and Private Company.”
(d)Section 1.6(c) of the Transaction Agreement is hereby amended and restated to read in its entirety as follows:

“If the Public Company Net Debt Excess less the Private Company Net Debt Excess is a positive number (the “Positive Debt Amount”), the Base Number of Shares shall be increased by a number of shares (rounded up or down to the nearest whole share) equal to the Positive Debt Amount divided by the Public Company Common Stock Reference Price; provided that if, as a result of such adjustment, the Base Number of Shares would be increased by more than 866,666 shares (as may be adjusted for stock splits, consolidation and other similar corporate events) (the “Base Number Increase Cap”), then the parties hereto shall proceed in the following order: (i) Public Company shall use its reasonable best efforts to obtain any waiver or consent of any relevant third party to allow, without requiring any material amendment to any existing agreement with any such relevant third party, an increase in the Base Number Increase Cap to permit the full adjustment and increase to the Base Number of Shares, in which case, the adjustment to the Base Number of Shares in this Section 1.6(c) shall be made without the limitation of the Base Number Increase Cap; (ii) Public Company may, in its sole discretion, waive the application of the Base Number Increase Cap and issue a number of additional shares of Public Company Common Stock in respect of all or part of the Positive Debt Amount, with each share of Public Company Common Stock being valued at the Public Company Common Stock Reference Price (provided that such waiver shall not conflict with, or result in any violation or breach of, constitute a default, or give rise to the vesting of any right by any third party or the acceleration of any material benefit for any third party, pursuant to any of the terms, conditions or provisions of any contract or other agreement, instrument or obligation of Public Company); and (iii) if such consent or waiver referenced in sub-clause (i) is not obtained on or prior to the Closing Date contemplated by Section 1.4 and the waiver contemplated by sub-clause (ii), if made, does not result in the issuance of an additional number of shares of Public Company Common Stock equal to the Positive Debt Amount divided by the Public Company Common Stock Reference Price, then (x) the Additional Cash Payment shall be reduced to an amount (but not less than zero) equal to two million US dollars (US$2,000,000) minus the difference between the Positive Debt Amount and the Cap Value, and the number of Additional Shares shall equal the Additional Cash Payment as so reduced divided by the Public Company Common Stock Reference Price, and (y) the Base Number of Shares shall be adjusted to equal 21,466,666 (as may be adjusted for stock splits, consolidation and other similar corporate events) plus the number of shares obtained by dividing the Adjusted Debt Amount by the Public Company Common Stock Reference Price (with any fractional shares rounded up or down to the nearest whole share); provided, however, that, for the avoidance of doubt, the total number of shares of Public Company Common Stock to be issued to the Stockholder or its designee at Closing shall not exceed 21,633,333 (as may be adjusted for stock splits, consolidation and other similar corporate events). “Public Company Common Stock Reference Price” shall mean $12.00 per share of Public Company Common Stock, as may be adjusted for stock splits, consolidation and other similar corporate events. “Cap Value” shall be an amount equal to ten million three hundred ninety-nine thousand, nine hundred ninety-two US dollars (US$10,399,992), which, for the avoidance of doubt, shall equal the product of the Base Number Increase Cap and the Public Company Common Stock Reference Price (not

accounting for stock splits, consolidation and other similar corporate events); provided, however, that if Public Company waives the application of the Base Number Increase Cap pursuant to sub-clause (ii), the Cap Value shall be increased to equal the Public Company Common Stock Reference Price multiplied by the number of shares of Public Company Common Stock to be issued pursuant to sub-clause (ii). “Adjusted Debt Amount” means an amount equal to the Positive Debt Amount minus the Cap Value; provided, however, that if the amount so calculated exceeds two million US dollars (US$2,000,000), then the Adjusted Debt Amount shall be deemed to equal two million US dollars (US$2,000,000).”
(e)Section 1.6(e) of the Transaction Agreement is hereby amended and restated to read in its entirety as follows:

“[Reserved].”
(f)Section 1.6(f)(v) of the Transaction Agreement is hereby amended and restated to read in its entirety as follows:

““Private Company Net Debt Target” shall mean an amount equal to one hundred forty-five million US dollars (US$145,000,000) plus the Net Debt Threshold Amount.”
Section 2.Effectiveness of Amendment. Upon the execution and delivery hereof, the Transaction Agreement shall thereupon be deemed to be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments and/or restatements made hereby were originally set forth in the Transaction Agreement, and this Amendment and the Transaction Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action heretofore taken under the Transaction Agreement.

Section 3.General Provisions.

(a)Miscellaneous. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. This Amendment may be executed by facsimile signature. The terms of Article VII of the Transaction Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis. The Transaction Agreement (as amended by this Amendment) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in the Transaction Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

(b)Transaction Agreement Ratification. Except as specifically provided for in this Amendment, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Transaction Agreement, all of which shall continue to be in full force and effect. Unless the context otherwise requires, after the execution and delivery hereof, any reference to the

Transaction Agreement, including “hereof,” “hereunder,” and similar terms shall mean the Transaction Agreement as amended hereby.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

PUBLIC COMPANY:

STARTEK, INC.

By:    /s/ Chad Carlson

Name:    Chad Carlson

Title:    President and Chief Executive Officer

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

PRIVATE COMPANY:

CSP ALPHA MIDCO PTE LTD

By:    /s/ Sanjay Chakrabarty

Name:     Sanjay Chakrabarty

Title:     Director

By:    /s/ Mukesh Sharda

Name:    Mukesh Sharda

Title:     Director

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

STOCKHOLDER:

CSP ALPHA HOLDINGS PARENT PTE LTD

By:    /s/ Sanjay Chakrabarty

Name:     Sanjay Chakrabarty

Title:     Director

By:    /s/ Mukesh Sharda

Name:    Mukesh Sharda

Title:     Director